Exhibit 99.1

ATLANTICUS REPORTS SECOND QUARTER 2018 RESULTS

ATLANTA, GA, July 30, 2018 - Atlanticus Holdings Corporation (“Atlanticus”, “we” or “us”) (NASDAQ: ATLC) today announced three and six months ended June 30, 2018 GAAP net income attributable to controlling interests of $5.6 million and $960,000, respectively, or $0.41 and $0.07 per fully diluted common share, respectively. This compares to three and six months ended June 30, 2017 GAAP net loss attributable to controlling interests of $(8.8) million and $(8.1) million, respectively, or $(0.63) and $(0.58) per fully diluted common share, respectively. As previously disclosed, second quarter 2018 positive results include the impact of our tax settlement with the IRS concerning the tax treatment of net operating losses we incurred in 2007 and 2008.

“We are very pleased with both the performance of our Fortiva® branded retail and credit card assets and our Auto Finance segment assets, both of which continue to deliver attractive returns and provide a continued avenue for significant growth. Our recent closing of a $100 million revolving credit facility coupled with $50 million in unrestricted cash provides us with the means to continue our growth,” said Jeff Howard, President of Atlanticus.

Atlanticus’s net interest income, fees and related income on earning assets was $20.9 million and $37.0 million, respectively, for the three and six months ended June 30, 2018 compared to $9.0 million and $29.1 million, respectively, for the same periods in the prior year. This growth was in part driven by the continued expansion of our retail and credit card operations, the assets of which grew over 44% between June 30, 2017 and June 30, 2018. Additionally, our Auto Finance segment assets grew over 9% between June 30, 2017 and June 30, 2018.

“Our strong growth demonstrates the ongoing demand we continue to see from consumers whose needs are not being met by traditional lending sources. We are leveraging over 22 years of operating history and investment in technology to allow our lending partners and us to bring valuable products to the financially underserved consumer in a responsible way. Through our technology-enabled platform, we combine a prime customer experience with tools to meet the unique needs of our customer base including assistance for periods of income disruption, unexpected expenses, and limited access to savings as we empower their path to improved financial health. Our advanced technology and sophisticated platform continue to differentiate us with retail partners across multiple segments including home improvement, elective medical, furniture and electronics and specialty retail as we meet their needs both in-store and online. Our continued expansion of marketing and retail partner distribution should result in growth in both our investments in receivables and revenue throughout the rest of 2018,” continued Mr. Howard.

Forward-Looking Statements

This press release contains forward-looking statements that are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements, among other things, concerning receivables and revenue growth, availability of capital, demand for our products and the distribution of our products.  Although Atlanticus believes that the expectations reflected in such forward-looking statements are reasonable, such statements involve risks and uncertainties and you should not place undue reliance on such statements. Actual results may differ materially from those expressed or implied in such statements. Important factors that could cause actual results to differ materially from these expectations include, among other things, the timing and financing of receivable acquisitions; and other risk factors detailed from time to time in Atlanticus' reports filed with the Securities and Exchange Commission. The forward-looking statements contained herein speak only as of the date of this press release. Atlanticus undertakes no obligation to update or revise any forward-looking statement, except as may be required by law.

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About Atlanticus

Founded in 1996, our businesses, including the Fortiva branded products, utilize proprietary analytics and a flexible technology platform to enable financial institutions to provide various credit and related financial services and products to the financially underserved consumer credit market. We apply the experience gained and infrastructure built from servicing over 17 million customers and $25 billion in consumer loans over our 22-year operating history to support lenders that originate a range of consumer loan products. These products include retail credit, personal loans, and credit cards marketed through our omni-channel platform which includes, retail point-of-sale, direct mail solicitation, Internet-based marketing and partnerships with third parties. For more information about Atlanticus, visit www.Atlanticus.com.

Contact:	Investor Relations Mitch Saunders 770.828.2626 Mitch.Saunders@Atlanticus.com